UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005

REDWOOD TRUST, INC.

( Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-13759 (Commission File Number)	68-0329422 (I.R.S. Employer Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01 Entry into a Material Definitive Agreement.

     Effective February 22, 2005, Redwood Trust, Inc. (the “Company”) entered into Amended and Restated Employment Agreements with each of Brett D. Nicholas, Loren Picard, Andrew I. Sirkis, and Harold F. Zagunis. The Amended and Restated Employment Agreements are referred to collectively herein as the “Agreements” and supersede any prior employment agreements between the Company and these individuals. Messrs. Nicholas, Picard, Sirkis, and Zagunis are collectively referred to herein as the “Executives.”

     Pursuant to his respective Agreement, each Executive will serve as a Vice President of the Company, having such duties and responsibilities as determined from time to time in accordance with the Agreement. Each Executive reports to the President of the Company. Each Agreement provides for an initial term ending December 31, 2007, subject to automatic extension annually thereafter until the Executive reaches age 65, unless either party provides a prescribed prior written notice that it does not wish to extend the term. The Agreements provide for an annual base salary and target bonus as set forth below for the Executives respectively:

Executive	Base Salary	Target Annual Bonus
Mr. Nicholas	$267,000	100% of Base Salary

Mr. Picard	$230,000	75% of Base Salary

Mr. Sirkis	$267,000	75% of Base Salary

Mr. Zagunis	$267,000	75% of Base Salary

     The Executive’s annual bonus, if any, will be determined in the discretion of the Board of Directors of the Company. Under the Agreements, the Executives will be eligible to receive grants of stock options, restricted stock, or other equity-based long-term incentive awards and will be entitled to participate in all benefit plans available to senior executive employees of the Company. The Company will reimburse each Executive for any and all necessary, customary, and usual expenses incurred by the Executive on behalf of the Company. Each Agreement provides that the Executive will receive his base salary and prorated annual incentive compensation to the date of termination of the Executive’s employment by reason of death or disability. All outstanding stock options and equity-related awards granted to the Executive will immediately vest upon either death or disability. In the event of a termination of employment for Cause (as defined in the Agreement), the Executive will receive only base compensation to the date of such termination.

     Each Agreement also provides for the Executive to receive severance payments in the event that the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason (as defined in the Agreement), including the occurrence of either such type of termination following a Change of Control (as such term is defined in Section 2(f) of the Redwood Trust, Inc. Executive Deferred Compensation Plan) of the Company. The severance payments would be in addition to payment of the Executive’s base salary and prorated annual incentive compensation to the date of termination of the Executive’s employment and would be an aggregate amount equal to 100% of the Executive’s combined base salary and target annual bonus, each as in effect immediately prior to termination of employment. All outstanding stock options and equity-related awards granted to the Executive will immediately vest upon either such type of termination. In addition, for stock options granted before December 31, 2002, the Executive will receive the sum of dividend equivalent rights that would have been payable over the one-year period following termination of employment under the provisions of the stock option grant agreements. Dividend equivalent right payments related to stock options granted on or after December 31, 2002 will be treated in the same manner, unless the grant agreements for such stock options provide a different formula for the dividend equivalent right payments. The Executives are entitled to payment of an excise tax gross-up if there are excise taxes payable by the Executive on the value of severance benefits related to a change of control. All severance benefits under the Agreement require the Executive to execute a release agreement.

     In the event of a Change of Control in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards or substitute similar options and equity-related awards, the Executive’s outstanding options and equity-related awards will immediately vest and become exercisable if the Executive’s service with the Company has not terminated prior to the effective date of the Change of Control; provided, however, that such acceleration of vesting will only occur if the Company is not the surviving corporation or shares of the Company’s common stock are converted into or exchanged for other securities or cash.

     The foregoing description of the terms of the Amended and Restated Employment Agreements is only a summary and is qualified in its entirety by reference to each of the Amended and Restated Employment Agreements filed as Exhibits to this report and incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
10.13.4	Amended and Restated Employment Agreement, dated as of February 22, 2005, by and between Brett D. Nicholas and the Company

10.13.5	Amended and Restated Employment Agreement, dated as of February 22, 2005, by and between Loren Picard and the Company

10.13.6	Amended and Restated Employment Agreement, dated as of February 22, 2005, by and between Andrew I. Sirkis and the Company

10.13.7	Amended and Restated Employment Agreement, dated as of February 22, 2005, by and between Harold F. Zagunis and the Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 25, 2005	REDWOOD TRUST, INC.

	By:	/s/ Harold F. Zagunis

Harold F. Zagunis
Vice President, Chief Financial
Officer, Controller, and
Secretary